Valeritas’ V-Go® Wearable Insulin Delivery Device Results in Significant Reductions in A1C, Insulin Requirements and Cost Reductions in Patients with Diabetes

Data presented at the ISPOR 22nd Annual International Meeting, May 20-24, 2017

BRIDGEWATER, New Jersey, May 22, 2017 --- Valeritas Holdings, Inc. (NASDAQ: VLRX) today announced that clinical data demonstrating use of its V-Go® Wearable Insulin Delivery Device results in significant savings to the pharmacy budget, reductions in A1C and insulin requirements and overall improved treatment outcomes for patients with diabetes. Results from two analyses will be presented at the International Society for Pharmacoeconomics and Outcomes Research (ISPOR) 22nd Annual International Meeting during a poster session on Tuesday, May 23 from 3:45 - 7:45 p.m. EDT in Boston.
“Both studies support that significant cost savings can be associated with improved clinical outcomes with the V-Go Wearable Insulin Delivery device for patients with diabetes,” said John Timberlake, President and Chief Executive Officer of Valeritas. “These clinical data highlight improvements found in real-world treatment outcomes for patients with diabetes, in addition to the financial benefit and value add provided by the V-Go Wearable Insulin Delivery device for both patients and the pharmacy budget.”

Abstract #71796 / Poster #PMD31: Evaluation of Real World Clinical and Pharmacy Budget Outcomes when Switching to a Wearable Insulin Delivery Device for Insulin Administration in Patients with Suboptimally Controlled Diabetes - A Retrospective Study

This retrospective analysis was based on an electronic medical records database queried to identify patients exceeding glycemic targets (A1C greater than 7%) who switched to V-Go insulin delivery device from multiple daily injections (MDI). The evaluated variables were extracted at baseline and included up to 3 follow up visits, post V-Go initiation. Clinical and pharmacy budget comparisons to baseline were evaluated in patients with greater than or equal to five months of continuous V-Go use during the observation period. The impact to pharmacy budget per patient was derived by applying average unit pricing from market leaders for both basal and prandial insulins as well as pricing for insulin delivery via pen needles/syringes and V-Go for prescribed insulin therapy. All costs were based on a normalized 30-day supply and published wholesale acquisition costs (WAC) in 2016 U.S. dollars as of December 31, 2016. Based on evaluation of 86 patients, use of V-Go resulted in a 1.2±1.4% reduction in A1C, a 44% reduction in total daily insulin dose and direct pharmacy cost savings of $146.00±$378.60 per patient per month. The overall analysis concluded that switching from MDI to basal-bolus therapy delivered with V-Go was associated with significant reductions in A1C and insulin requirements and resulted in significant savings to the pharmacy budget.

Abstract #71569 / Poster #PMD39: A Prospective Pragmatic Clinical Trial to Compare the Real-World Use of a Wearable Insulin Delivery Device to Standard Treatment Optimization in Type 2 Diabetes Patients with Poor Glycemic Control using Multiple Daily Insulin Injections
This study analyzed a cluster randomized prospective pragmatic clinical trial (PCT) in a community-based practice setting, where study sites rather than individual patients, were randomized to initiate V-Go and stop other insulin therapy or to optimize and add other diabetes treatments. Patients with type 2 diabetes taking insulin were enrolled in both groups and treated according to routine practice for up to four months. All treatments and medications were obtained by usual care utilizing patient health insurance. The analysis population included 52 sites in the United States with 246 standard treatment optimization (STO) patient controls and 169 V-Go patients. Baseline A1C ranged from 7.9 to 14.2%. The mean baseline A1C was higher for the V-Go group compared to the STO group indicating a bias to initiate V-Go in more advanced diabetes patients. To control for the baseline and treatment imbalance of the overall cohort, cost and efficacy analyses in patients utilizing comparable baseline diabetes treatment, basal bolus insulin injections, were performed. The V-Go group had higher mean baseline A1C than STO, 9.895% vs 9.374%, and a larger change by 4 months from baseline of -1.015% vs -0.377%, respectively (p<0.01). The mean per patient per day (PPPD) cost of diabetes treatment, using wholesale acquisition cost (WAC) and including the costs of all concomitant diabetes medications and devices, was $32.60 for STO compared to $30.59 for V-Go treatment groups. The overall analysis concluded that this PCT demonstrated improved diabetes treatment outcomes and total diabetes treatment cost in patients with poor diabetes control initiating a wearable insulin delivery device in a real-world setting.

About Valeritas Holdings, Inc.

Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, wearable, basal-bolus insulin delivery device for patients with type 2 diabetes that enables patients to administer a continuous preset basal rate of insulin over 24 hours. It also provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Shrewsbury, Massachusetts. For more information, please visit www.valeritas.com.

Forward Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Nick Laudico / Robert Flamm, Ph.D.
The Ruth Group
(646)536-7030 / 7017
IR@valeritas.com

Or

The Del Mar Consulting Group, Inc.
Robert B. Prag, President
858-794-9500
bprag@delmarconsulting.com

Media Contact:
Kirsten Thomas
The Ruth Group
(508)280-6592
PR@valeritas.com